                                                            Filed Pursuant to
                                                     Rule 424 (b) (3) and (c)
                                                           File No. 333-38987

            PROSPECTUS SUPPLEMENT NO. 10 DATED AUGUST 13, 1998
                  TO PROSPECTUS DATED DECEMBER 12, 1997

                        WIND RIVER SYSTEMS, INC.
                             $140,000,000
              5% Convertible Subordinated Notes due 2002
                                 and
       Shares of Common Stock Issuable Upon Conversion thereof

    This Prospectus Supplement should be read in conjunction with the Prospectus dated December 12, 1997 (the "Prospectus"). The table on pages 29, 30 and 31 of the Prospectus setting forth information concerning the Selling Securityholders is superceded by the following table:

                       SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each of them as of December 8, 1997 and the principal amount of Notes and number of Conversion Shares which may be offered pursuant to this Prospectus. This information is based upon information provided by Deutsche Bank AG, New York Branch, trustee under the Indenture, and by or on behalf of the Selling Securityholders. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
AAM/Zazone Institutional Income              $ 1,300,000     $ 1,300,000      26,804         26,804           0            *
Fund, L.P.(3)

Alexander Global Investment Fund I,          $   700,000     $   700,000      14,432         14,432           0            *
Ltd.

Arkansas PERS                                $ 1,400,000     $ 1,400,000      28,865         28,865           0            *

California Public Employees'                 $ 3,500,000     $ 3,500,000      72,165         72,165           0            *
Retirement System

Canadian Imperial Holdings, Inc. (9)         $ 7,000,000     $ 7,000,000     144,329        144,329           0            *

CFW-C, L.P. (3)                              $ 1,500,000     $ 1,500,000      30,928         30,928           0            *

Christian Science Trustees for Gifts &       $   155,000     $   155,000       3,195          3,195           0            *
Endowments

David Lipscomb University General            $    50,400     $    50,400       1,039          1,039           0            *
Endowment (7)

Declaration of Trust for the Defined         $   620,000     $   620,000      12,783         12,783           0            *
Benefit Plan of ICI American
Holdings Inc.

Declaration of Trust for the Defined         $   395,000     $   395,000       8,144          8,144           0            *
Benefit Plan of Zeneca Holdings Inc.

Delaware PERS (4)                            $ 1,100,000     $ 1,100,000      22,680         22,680           0            *


                                        S-1.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
Delaware State Employees Retirement          $ 2,055,000     $ 2,055,000       42,371        42,371           0           *
Fund

Deutsche Morgan Grenfell,                    $13,808,000     $13,808,000      284,701       284,701           0           *
Inc.(2)(11)

Equitable Life Assurance Separate            $   190,000     $   190,000        3,917         3,917           0           *
Account Balanced (6)

Equitable Life Assurance Separate            $ 1,855,000     $ 1,855,000       38,247        38,247           0           *
Account Convertibles (6)

First Church of Christ Scientist-            $   170,000     $   170,000        3,505         3,505           0           *
Endowment

Franklin U.S. Small Cap Growth               $   100,000     $   100,000        2,061         2,061           0           *
Fund

The Frist Foundation (6)                     $   280,000     $   280,000        5,773         5,773           0           *

General Motors Employees Domestic            $ 7,395,000     $ 7,395,000      152,474       152,474           0           *
Group Trust

Hawaiian Airlines Employees Pension          $    20,000     $    20,000          412           412           0           *
Plan - IAM (9)

Hawaiian Airlines Pension Plan for           $     5,000     $     5,000          103           103           0           *
Salaries Employees (9)

Hillside Capital Incorporated                $   195,000     $   195,000        4,020         4,020           0           *
Corporate Account

Hudson River Trust Balanced Account          $   535,000     $   535,000       11,031        11,031           0           *
(6)

Hudson River Trust Growth &                  $ 1,195,000     $ 1,195,000       24,639        24,639           0           *
Income Account (6)

Hudson River Trust Growth Investors          $   790,000     $   790,000       16,289        16,289           0           *
(6)

ICI American Holdings Pension                $   375,000     $   375,000        7,731         7,731           0           *
Trust(5)

The J.W. McConnell Family                    $   315,000     $   315,000        6,494         6,494           0           *
Foundation (9)

Kapiolani Medical Center for Women           $   150,000     $   150,000        3,092         3,092           0           *
and Children (4)

Mainstay Convertible Fund                    $ 2,000,000     $ 2,000,000       41,237        41,237           0           *

McMahon Securities Company, L.P.             $   134,000     $   134,000        2,762         2,762           0           *

Memphis Light Water & Gas                    $ 1,005,000     $ 1,005,000       20,722        20,722           0           *
Retirement Fund (6)

Merrill Lynch Insurance Group (8)            $   300,000     $   300,000        6,186         6,186           0           *

Merrill Lynch Pierce Fenner & Smith          $   500,000     $   500,000       10,309        10,309           0           *
Inc. (5) (12)

NALCO Chemical Retirement Trust              $   225,000     $   225,000        4,639         4,639           0           *
(4)

New York Life Separate Account #7            $ 1,000,000     $ 1,000,000       20,618        20,618           0           *

                                        S-2.

                                                             PRINCIPAL
                                             PRINCIPAL       AMOUNT OF                                    COMMON
                                             AMOUNT OF       CONVERTIBLE    COMMON          COMMON        STOCK
                                             CONVERTIBLE     NOTES          STOCK OWNED     STOCK         OWNED
                                             SECURITIES      OFFERED        PRIOR TO        OFFERED       AFTER
         NAME                                OWNED($)         HEREBY       OFFERING(1)     HEREBY        OFFERING     PERCENT
         ----                                -----------    ------------   ------------    --------      --------     -------
Occidental College                           $   134,000     $   134,000        2,762          2,762          0           *

Partner Reinsurance Company Ltd.             $    15,000     $    15,000          309            309          0           *
(10)

PRIM Board (5)                               $ 1,400,000     $ 1,400,000       28,865         28,865          0           *

Retirement Plan for Pilots of                $    35,000     $    35,000          721            721          0           *
Hawaiian Airlines Inc. (9)

SBC Warburg Dillon Read Inc.(5)              $   200,000     $   200,000        4,123          4,123          0           *

SMM Company B.V.                             $ 1,900,000     $ 1,900,000       39,175         39,175          0           *

Societe Generale Securities                  $ 5,000,000     $ 5,000,000      103,092        103,092          0           *
Corporation

South Dakota Retirement System               $ 2,500,000     $ 2,500,000      112,846         51,546       61,300         *

Starvest Discretionary (4)                   $   400,000     $   400,000        8,247          8,247          0           *

State of Oregon Equity (9)                   $ 2,500,000     $ 2,500,000       51,546         51,546          0           *

State of Oregon/SAIF Corporation (4)         $ 3,500,000     $ 3,500,000       72,164         72,164          0           *

Summer Hill Global Partners L.P.             $    60,000     $    60,000        1,237          1,237          0           *

The TCW Group, Inc.                          $ 8,390,000     $ 8,390,000      172,989        172,989          0           *

Tennessee Consolidated Retirement            $ 2,500,000     $ 2,500,000       51,546         51,546          0           *
Systems

Thermo Electron Balanced Investment          $   540,000     $   540,000       11,134         11,134          0           *
Fund

Zeneca Holdings Pension Trust (5)            $   375,000     $   375,000         7,731         7,731          0           *

_______________________

*   Less than one percent.

(1) Includes Conversion Shares based on a conversion price of $48.50 per share and a cash payment in lieu of any fractional interest.

(2) Deutsche Bank Securities Inc., formerly known and here listed as Deutsche Morgan Grenfell, Inc. ("DMG") was lead placement agent in the offering of the Notes. Deutsche Bank New York ("DBNY") is the trustee for the Notes. DMG is an affiliate of DBNY, the trustee under the Indenture for the Notes.

(3) The amount of Convertible Notes owned by each Selling Securityholder as of January 9, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(4) The amount of Convertible Notes owned by each Selling Securityholder as of January 13, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(5) The amount of Convertible Notes owned by each Selling Securityholder as of January 23, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

                                       S-3.

(6) The amount of Convertible Notes owned by each Selling Securityholder as of February 17, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(7) The amount of Convertible Notes owned by each Selling Securityholder as of February 23, 1998 (asuming no Convertible Notes have been sold under this Prospectus as of such date).

(8) The amount of Convertible Notes owned by each Selling Securityholder as of March 25, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(9) The amount of Convertible Notes owned by each Selling Securityholder as of April 8, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(10) The amount of Convertible Notes owned by each Selling Securityholder as of July 15, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(11) The amount of Convertible Notes owned by each Selling Securityholder as of July 20, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

(12) The amount of Convertible Notes owned by each Selling Securityholder as of August 12, 1998 (assuming no Convertible Notes have been sold under this Prospectus as of such date).

    Other than as set forth in the table, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Prospectus.

    Because the Selling Securityholders may offer all or some of the Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Notes or Conversion Shares by the Selling Securityholders, no estimate can be given as to the principal amount of Notes or Conversion Shares that will be held by the Selling Securityholders after completion of this offering.

                                       S-4.